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EXHIBIT 10.2

                     EMPLOYMENT AGREEMENT WITH ANTHONY MOHR

Mr. Anthony Mohr
29 East Church Street
Bergenfield, NJ 07621

RE: Employment Agreement (Service Agreement, Schedule 8 to the Share Purchase and Shareholders Agreement relating to Global Information Group U.S.A., Inc.)
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January 21, 2000

Dear Anthony,

We are pleased to extend your position as Chief Executive Officer with GLOBAL INFORMATION GROUP USA, INC., ("the Company" or "GIG") at a base salary of $110,000.00 per annum. Your position and salary with the company will commence as of Monday, February 1st, 2000. Your compensation package will be reviewed (based on the attainment of goals and milestones to be determined within the first 30 days of this contract by the Company) within six months and raised commensurate with performance.

As an employee of the Company, you are eligible to participate in a number of Company-sponsored benefits, including a health plan, which may be adopted from time to time by the Board of Directors. In addition, you will be eligible to participate in Company incentive programs, such as the GLOBAL INFORMATION GROUP USA, INC. Employee Stock Option Program, performance bonuses, etc., as these are finalized and adopted by the Board of Directors.

Employment with GIG is not for a specific term and can be terminated by yourself or by the Company at any time, for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

Any and all improvements, inventions, discoveries, formulas, processes, or methods within the scope of the business activities of the Company, or any of its affiliates, as described in Rule 405 under the Federal Securities Act of 1933, including but not limited to GLOBAL INFORMATION GROUP USA, INC. intellectual property, which you may conceive or make during your employment with the Company shall be the sole and exclusive property of the Company or such affiliates. You agree, whenever requested to do so by the Company and at its expense, to execute and sign any and all applications, assignments, or other instruments, and do all other things which the Company may deem necessary or appropriate in order to apply for, the United States or any foreign country for such improvements, discoveries, formulas, processes, or methods.

The terms of your continued employment with the Company will be inclusive of the following terms and conditions:

1. Health Benefits -
You will be eligible for, and entitled to all health benefits and insurance plans as they are adopted by the Company. The Company will provide a working plan for the provision of employee health insurance no later than 30 days after the execution of this contract.

2. Company Employee Stock Option Plan -
At the time a stock option plan is provided to the employees of the Company, you will be eligible to participate under terms to be determined at such a time as the plan is put into force.

3. Vacation / Personal Days -
You will be entitled to 24 days of paid vacation per calendar year. Vacation days not used will be accrued for one year following, hence all vacation days accrued in one year must be taken within the following year or they will be forfeited. Furthermore, you are entitled to 7 personal days and all national holidays to conform with standard American business practises and employment law. These days will not be accruable. Health-related days off will be considered to be personal days until said personal days are exhausted.


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4. Expenses -
The Company will be responsible for the timely reimbursement of approved expenses incurred in the commission of business affairs on its behalf including, but not limited to, home telephone use, car rental or mileage, purchase of supplies, travel and lodging expenses, entertainment, postage and courier services. Expense reports shall be turned in at the end of every month, when practical, and payment will be disbursed within 5 business days of receipt. You will be responsible for providing acceptable proof of expense in order for reimbursement or for the settlement of cash advances to you.

5. Reimbursement of deferred salary/loans -
The Company shall reimburse you for all salary deferred during the period of time between April 1999 and the date of this contract at a rate of your 1999 salary (US$99,999.00 per annum). It is agreed that the total deferred will be divided into two methods of payment:

      A) A lump-sum, or combination of scheduled periodic payments, which will total no more than US$21,000.00 will be disbursed within five (5) business days of this contract's execution.
      B) The remaining deferred amount of [US$62,333.33] will be considered as a loan to the Company and will accrue a 10% interest per annum to be compounded daily until repaid. Repayment will be made immediately upon any liquidity event wherein the Company transfers, either in sale, merger, acquisition or other transaction involving the majority of the Company's equity or assets. The loan will be guaranteed by the assets of the Company and your loan will enjoy priority rights to said assets in the event of the Company's failure or liquidation over any subordinated loans or accounts payable.
      C) The US$9,000.00 loan made by you to the Company in 1999 will be re-paid within five (5) business days of the execution of this contract.

6. Termination of Employment -
      A) Severance Package - Should your employment be terminated by the Company for any reason (including but not limited to, the dissolution of the Company) within the next 12 months, you will be paid a lump sum severance package equal to four (4) month's salary, based on the per annum rate herein, with continuing Company-paid health benefits to be paid in advance for six months from your termination date. After the next 12 months of employment, additional severance obligations will accrue on the basis of one week of salary per additional year employed with the Company. All business expenses outstanding at the time of any termination will be reimbursed immediately. In the event of termination, all earned vacation days not taken will be compensated in cash on a pro rata basis of your annual salary.
      B) Shares/Options - In the event of your voluntary termination of employment with the Company, all equity holdings held by you at the date of said termination shall be subject to reduction and transfer according to the following formula.
                      i) Fifty percent (50%) of all Company shares held by you
              at the time of termination shall be retained by you in full.
                      ii) The remaining fifty percent (50%) of your shares shall be transferred to Chatelin Capital Partners Ltd., or its assigns ("CCP"), minus a penalty of 50% from the Transfer Price per share as determined in the CCP-GIG Share Agreement .
                      iii) So long as said termination is either for cause (as
              defined by the labor laws of the State of New York) or voluntary, any share options which may have been granted to you under a Company adopted Share Option plan will become immediately null and void upon your termination.

7. Restrictions on the Executive - You agree to abide by the statutory restrictions as found in the Company Certificate of Incorporation, by-Laws and any applicable shareholder agreements to which you are a party.

Should the Company waive, or seek no remedy for the breach of, any individual term contained herein, said waiver shall have no negative effect on the remaining terms or obligations required of both parties in the contract, either individually or as a whole.


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If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by yourself and an appropriate officer. This letter represents all of the terms and conditions of the subject matter hereof and supersedes and replaces any previous understanding, written or oral, by or between you and the Company. Your employment pursuant to this offer is contingent upon your providing the Company with the legally required proof of US citizenship and/or authorization to work in the United States.

We look forward to your continued employment with GLOBAL INFORMATION GROUP USA, INC. If you accept the above-described offer, please return to me a signed copy of this letter. This offer, if not accepted by you or extended by us, will expire seven days from the date of this letter.

Very truly yours,

/s/ Henk Smit
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Secretary/Treasurer
On behalf of the shareholders and Board of Directors of GLOBAL INFORMATION GROUP USA, INC.


Agreed and Accepted:



/s/ Anthony E. Mohr
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Anthony E. Mohr

Date:  21 January 2000
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